Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF

OPERATIONS

Organization

McAfee Corp. (the “Corporation”) was incorporated in Delaware on July 19, 2019. The Corporation was formed for the purpose of completing an initial public offering (the “IPO”) and related transactions in order to carry on the business of Foundation Technology Worldwide LLC (“FTW”) and its subsidiaries. On October 21, 2020, the Corporation became the sole managing member and holder of 100% of the voting power of FTW due to the reorganization transactions. With respect to the Corporation and the Company, each entity owns nothing other than the respective entities below it in the corporate structure and each entity has no other material operations, assets, or liabilities. The Reorganization Transactions were accounted for as a reorganization of entities under common control. Refer to Note 1 in our audited consolidated financial statements included elsewhere in this Form 8-K for information about the reorganization transactions noted above.

Overview

As a global leader and trusted brand in cybersecurity for over 30 years, McAfee protects millions of consumers with one of the industry’s most comprehensive cybersecurity portfolios. Our award-winning products offer individuals and families protection for their digital lives. We meet the cyber security needs of consumers wherever they are, with solutions for device security, privacy and safe WiFi, online protection, and identity protection, among others. Our mission is to protect all things that matter through leading-edge cybersecurity.

Our consumer-focused products protect individuals across the digital spectrum. Our Personal Protection Service provides holistic digital protection of the individual and family wherever they go under our Total Protection and LiveSafe brands. We achieve this by integrating the following solutions and capabilities within our Personal Protection Service:

•

Device Security, which includes our Anti-Malware Software and Secure Home Platform products, keeps consumer devices, including mobile and home-use, protected from viruses, ransomware, malware, spyware, and phishing.

•

Online Privacy and Comprehensive InternetSecurity, which includes our Safe ConnectVPN, TunnelBear, and WebAdvisor products, help make Wi-Fi connections safe with our bank-grade AES 256-bit encryption, keeping personal data protected while keeping IP addresses and physical locations private.

•

Identity Protection, which includes our Identity Theft Protection and Password Manager products, searches over 600,000 online black markets for compromised personally identifiable information, helping consumers take action to prevent fraud.

Our go-to-market digitally-led omnichannel approach reaches the consumer at crucial moments in their purchase lifecycle including direct to consumer online sales, acquisition through trial pre-loads on PC OEM devices, and other indirect modes via additional partners such as mobile providers, ISPs, electronics retailers, ecommerce sites, and search providers. We have longstanding exclusive partnerships with many of the leading PC OEMs and continue to expand our presence with mobile service providers and ISPs as the demand for mobile security protection increases. Through these relationships, our consumer security software is pre-installed on devices on either a trial basis until conversion to a paid subscription, which is enabled by a tailored renewal process that fits the customer’s journey, or through a live version that can be purchased directly through the OEMs’ website. Our consumer go-to-market channel also consists of partners including some of the largest electronics retailers and ISPs globally.

Divestiture of Enterprise Business

On March 6, 2021, we entered into a definitive agreement (the “Purchase Agreement”) with a consortium led by Symphony Technology Group (“STG”) under which STG agreed to purchase certain of our Enterprise assets together with certain of our Enterprise liabilities (“Enterprise Business”), representing substantially all of our Enterprise segment, for an all-cash purchase price of $4.0 billion. The divestiture transaction closed on July 27, 2021. The divestiture of our Enterprise Business represents a strategic shift in our operations that will allow us to focus on our Consumer business. As a result of the divestiture, the results of our Enterprise Business were reclassified as discontinued operations in our consolidated statements of operations and excluded from both continuing operations and segment results for all periods presented. Starting in the first quarter of fiscal 2021, we began to operate in one reportable segment as the Enterprise Business comprised substantially all of our Enterprise segment. Results of discontinued operations includes all revenues and expenses directly derived from our Enterprise Business, with the exception of general corporate overhead costs that were previously allocated to our Enterprise segment but have not been allocated to discontinued operations. The Enterprise Business, as specified in the Purchase Agreement, was reclassified as discontinued operations in our consolidated balance sheets, subject to changes set forth in the Purchase Agreement, which included amendments to the agreement in July 2021.

On July 27, 2021, we completed the sale of our Enterprise Business to STG for an all-cash purchase price of $4.0 billion. In connection with the transaction, we expect to recognize a gain in excess of $2 billion, net of taxes. As a direct result of the taxable gain on the Enterprise Business divestiture, we expect to realize certain tax benefits subject to our TRA and thus expect to record a TRA liability of between $170 million to $260 million.

In addition to the repayment of approximately $1 billion of existing McAfee indebtedness, we also expect to use a portion of the proceeds from the divestiture to pay approximately $175 million in customary transaction expenses and other one-time charges. The approximately $2.8 billion of remaining proceeds will be distributed by FTW, McAfee Corp.’s controlled subsidiary, on a pro rata basis to all holders, including McAfee Corp. McAfee Corp. expects to use its pro rata portion of such proceeds to pay up to $300 million in required corporate taxes and related payments in connection with the transaction, and expects to use all remaining proceeds to pay a one-time special dividend of $4.50 per share to holders of our Class A common stock.

We also expect to pay approximately $300 million in additional one-time separation costs and stranded cost optimization, a portion of which will be expenses paid by proceeds from the transaction. In connection with the divestiture of the Enterprise Business, we entered into a transition service agreement under which we will provide assistance to STG including, but not limited to, business support services and information technology services as well as a commercial services agreement under which we will provide certain product services and licensed technology.

Financial Highlights

For fiscal 2020 compared to fiscal 2019 we delivered the following:

•	Net revenue increased by 20% to $1.6 billion

•	Net loss increased 22% to $289 million

•	Loss from continuing operations increased 12% to a loss of $218 million

•	Adjusted EBITDA increased 43% to $651 million

•	Cash provided by operating activities increased by 53% to $760 million

•	Free cash flow increased by 64% to $714 million

See “Non-GAAP Financial Measures” for a description of adjusted EBITDA and free cash flow, and a reconciliation of these measures to the nearest financial measure calculated in accordance with GAAP.

COVID-19 Pandemic

The COVID-19 pandemic is having widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal, state and foreign governments have implemented measures to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home, and closure of non-essential businesses. To protect the health and well-being of our employees, partners, and third-party service providers, we have implemented work-from-home requirements, made substantial modifications to employee travel policies, and cancelled or shifted marketing and other corporate events to virtual-only formats for the foreseeable future.

The ultimate duration and extent of the impact from the COVID-19 pandemic depends on future developments that cannot be accurately forecasted at this time. These developments include the severity and transmission rate of the disease, the actions of governments, businesses and individuals in response to the pandemic, the extent and effectiveness of containment actions and vaccines, the impact on economic activity and the impact of these and other factors. We have experienced growth and increased demand for our solutions in recent quarters, which may be due in part to greater demand for devices or our solutions in response to the COVID-19 pandemic. We cannot determine what, if any, portion of our growth in net revenue, the number of our Direct to Consumer customers, or any other measures of our performance during the fiscal 2020 compared to the fiscal 2019 was the result of such responses to the COVID-19 pandemic. See Risk Factors for further discussion of the possible impact of the COVID-19 pandemic on our business.

Fiscal Calendar

We maintain a 52- or 53-week fiscal year that ends on the last Saturday in December. The year ended December 29, 2018 is a 52-week year starting on December 31, 2017 and ending on December 29, 2018. The year ended December 28, 2019 is a 52-week year starting on December 30, 2018 and ending on December 28, 2019. The year ended December 26, 2020 is a 52-week year starting on December 29, 2019 and ending on December 26, 2020.

Key Operating Metrics

We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, measure our performance, formulate business plans, and make strategic decisions. We believe the following metrics are useful in evaluating our business, but should not be considered in isolation or as a substitute for GAAP. Certain judgments and estimates are inherent in our processes to calculate these metrics.

We define Core Direct to Consumer Customers as active subscribers whose transaction for a subscription is directly with McAfee. These customers include those who (i) transact with us directly through McAfee web properties, (ii) are converted during or after the trial period of the McAfee product preinstalled on their new PC purchase, or (iii) are channel led subscribers who are converted to Core Direct to Consumer Customers after expiration of their subscription of our product initially purchased through our retail, ecommerce or PC-OEM partners.

We define Monthly Average Revenue Per Customer (“ARPC”) as monthly subscription net revenue from transactions directly between McAfee and Core Direct to Consumer Customers, divided by average Core to Direct Consumer Customers from the same period. ARPC can be impacted by price, mix of products, mix of geographic sales, and change between periods in Core Direct to Consumer Customer count. We believe that ARPC allows us to understand the value of our solutions to the portion of our customer base transacting directly with us.

We define Trailing Twelve Months (“TTM”) Dollar Based Retention – Core Direct to Consumer Customers as the annual contract value of Core Direct to Consumer Customer subscriptions that were renewed in the trailing twelve months divided by the annual contract value for Core Direct to Consumer Customers subscriptions that were up for renewal in the same period. We monitor TTM Dollar Based Retention for the Consumer segment as an important measure of the value we retain of our existing Core Direct to Consumer Customer base and as a measure of the effectiveness of the strategies we deploy to improve those rates over time.

	Fiscal Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Core Direct to Consumer Customers (in millions)	14.1	15.2	18.0
Monthly ARPC	$5.79	$5.96	$6.01
TTM Dollar Based Retention -Core Direct to Consumer Customers	93%	97%	100%

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures for our continuing operations, including adjusted operating income, adjusted operating income margin, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin, and free cash flow and ratios based on these financial measures.

Adjusted Operating Income, Adjusted Operating Income Margin, Adjusted EBITDA and Adjusted EBITDA Margin

We regularly monitor adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin to assess our operating performance. We define adjusted operating income as net income (loss), excluding the impact of amortization of intangible assets, equity-based compensation expense, interest expense and other, net, provision for income tax expense, foreign exchange loss (gain), net, income (loss) from discontinued operations, net of taxes, and other costs that we do not believe are reflective of our ongoing operations. Adjusted operating income margin is calculated as adjusted operating income divided by net revenue. We define adjusted EBITDA as adjusted operating income, excluding the impact of depreciation expense plus certain other non-operating costs. Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net revenue. We believe presenting adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin provides management and investors consistency and comparability with our past financial performance and facilitates period to period comparisons of operations, as it eliminates the effects of certain variations unrelated to our overall performance. Adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin have limitations as analytical tools, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted operating income and adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted operating income and adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	adjusted operating income and adjusted EBITDA do not reflect income tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate adjusted operating income and adjusted EBITDA differently, which reduce their usefulness as comparative measures.

Because of these limitations, you should consider adjusted operating income and adjusted EBITDA alongside other financial performance measures, including operating income (loss), net income (loss) and our other GAAP results. In evaluating adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin. Adjusted operating income, adjusted operating income margin, adjusted EBITDA, and adjusted EBITDA margin are not presentations made in accordance with GAAP and the use of these terms vary from other companies in our industry.

The following table presents a reconciliation of our adjusted operating income and adjusted EBITDA to our net income (loss) for the periods presented:

	Fiscal Year Ended
(in millions) except percentages	December 29, 2018	December 28, 2019	December 26, 2020
Net income (loss)	$(512)	$(236)	$(289)
Add: Amortization	260	253	251
Add: Equity-based compensation	6	5	113
Add: Cash in lieu of equity awards(1)	5	3	1
Add: Acquisition and integration costs(2)	7	8	8
Add: Restructuring charges(3)	19	6	2
Add: Management fees(4)	7	11	28
Add: Transformation(5)	17	23	20
Add: Executive severance(6)	—	—	3
Add: Interest expense and other, net	308	296	307
Add: Provision for income tax expense (benefit)	29	38	5
Add: Foreign exchange loss (gain), net	(30)	(21)	104
Less: (Income) loss from discontinued operations, net of taxes	104	41	71

Adjusted operating income	220	427	624
Add: Depreciation	28	29	28
Less: Other expense	(1)	(1)	(1)

Adjusted EBITDA	$247	$455	$651

Net revenue	$1,161	$1,303	$1,558
Net income (loss) margin	(44.1)%	(18.1)%	(18.5)%
Adjusted operating income margin	18.9%	32.8%	40.1%
Adjusted EBITDA margin	21.3%	34.9%	41.8%

See “Description of Non-GAAP Adjustments” section for an explanation of adjustments to non-GAAP measures and other items.

Adjusted Net Income and Adjusted Net Income Margin

We regularly monitor adjusted net income and adjusted net income margin to assess our operating performance. Adjusted net income assumes all net income (loss) is attributable to McAfee Corp., which assumes the full exchange of all outstanding LLC Units for shares of Class A common stock of McAfee Corp., and is adjusted for the impact of amortization of debt issuance costs, amortization of intangible assets, equity-based compensation expense, foreign exchange loss (gain), net, income (loss) from discontinued operations, net of taxes, and other costs that we do not believe are reflective of our ongoing operations. The adjusted provision for income taxes represents the tax effect on net income, adjusted for all of the listed adjustments, assuming that all consolidated net income was subject to corporate taxation for all periods presented. We have assumed rate of 22% which represents our long term expected corporate tax rate excluding discrete and non-recurring tax items. This amount has been recast for periods reported previously.

Adjusted net income margin is calculated as adjusted net income divided by net revenue. Adjusted net income and adjusted net income margin have limitations as analytical tools, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•

although amortization is a non-cash charge, the assets being amortized may have to be replaced in the future, and adjusted net income does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	adjusted net income does not reflect changes in, or cash requirements for, our working capital needs;

•	other companies, including companies in our industry, may calculate adjusted net income differently, which reduce its usefulness as comparative measures.

Because of these limitations, you should consider adjusted net income alongside other financial performance measures, including net income (loss) and our other GAAP results. In evaluating adjusted net income and adjusted net income margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net income and adjusted net income margin should not be construed as an inference that our future results will be unaffected by the types of items excluded from the calculation of adjusted net income and adjusted net income margin. Adjusted net income and adjusted net income margin are not presentations made in accordance with GAAP and the use of these terms vary from other companies in our industry.

The following table presents a reconciliation of our adjusted net income (loss) to our net income for the periods presented:

	Fiscal Year Ended
(in millions) except percentages	December 29, 2018	December 28, 2019	December 26, 2020
Net income (loss)	$(512)	$(236)	$(289)
Add: Amortization of debt discount and issuance costs	15	17	36
Add: Amortization	260	253	251
Add: Equity-based compensation	6	5	113
Add: Cash in lieu of equity awards(1)	5	3	1
Add: Acquisition and integration costs(2)	7	8	8
Add: Restructuring charges(3)	19	6	2
Add: Management fees(4)	7	11	28
Add: Transformation(5)	17	23	20
Add: Executive severance(6)	—	—	3
Add: TRA adjustment(7)	—	—	2
Add: Other	—	—	2
Add: Provision for income taxes (benefit)	29	38	5
Add: Foreign exchange loss (gain), net(8)	(30)	(21)	104
Less: (Income) loss from discontinued operations, net of taxes	104	41	71

Adjusted income (loss) before taxes	(73)	148	357
Adjusted provision for income taxes(9)	(16)	32	79

Adjusted net income (loss)	$(57)	$116	$278

Net revenue	$1,161	$1,303	$1,558
Net income (loss) margin	(44.1)%	(18.1)%	(18.5)%
Adjusted net income (loss) margin	(4.9)%	8.9%	17.8%

See “Description of Non-GAAP Adjustments” section for an explanation of adjustments to non-GAAP measures and other items.

Description of Non-GAAP Adjustments

Below are additional information to the adjustments for adjusted operating income, adjusted EBITDA, and adjusted net income:

(1)	As a result of the Sponsor Acquisition, cash awards were provided to certain employees who held Intel equity awards in lieu of equity in FTW.

(2)

Represents both direct and incremental costs in connection with business acquisitions, including acquisition consideration structured as cash retention, third party professional fees, and other integration costs.

(3)

Represents both direct and incremental costs associated with our separation from Intel as well as subsequent costs incurred to realign toward our core business and realign staffing. It includes implementing our stand alone back office and costs to execute strategic restructuring events, including third-party professional fees and services, transition services provided by Intel, severance, and facility restructuring costs.

(4)

Represents management fees paid to certain affiliates of our Sponsors and Intel pursuant to the Management Services Agreement. The Management Services Agreement has been terminated subsequent to the IPO and we paid a one-time fee of $22 million to such parties in October 2020.

(5)

Represents costs incurred in connection with transformation of the business post-Intel separation. Also includes the cost of workforce restructurings involving both eliminations of positions and relocations to lower cost locations in connection with our transformational initiatives, strategic initiatives to improve customer retention, activation to pay and cost synergies, inclusive of duplicative run rate costs related to facilities and data center rationalization, and other one-time costs.

(6)	Represents severance for executive terminations not associated with a strategic restructuring event.

(7)	Represents the impact on net income of adjustments to liabilities under our tax receivable agreement.

(8)

Represents foreign exchange gain (loss), net as shown on in our audited consolidated statement of operations. This amount is attributable to gains or losses on non-U.S. Dollar denominated balances and is primarily due to unrealized gains or losses associated with our 1st Lien Euro Term Loan.

(9)

Prior to our IPO, our structure was that of a pass-through entity for U.S. federal income tax purposes with certain U.S. and foreign subsidiaries subject to income tax in their respective jurisdictions. Subsequent to the IPO, McAfee Corp. is taxed as a corporation and pays corporate federal, state, and local taxes on income allocated to it from FTW. This amount has been recast for periods reported previously. The adjusted provision for income taxes and adjusted provision for income taxes now represent the tax effect on net income, adjusted for all of the listed adjustments, assuming that all consolidated net income was subject to corporate taxation for all periods presented. We have assumed rate of 22% which represents our long term expected corporate tax rate excluding discrete and non-recurring tax items.

Free Cash Flow

We define free cash flow as net cash provided by operating activities less capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet.

The following table presents a reconciliation of our free cash flow to our net cash provided by operating activities for the periods presented:

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Net cash provided by operating activities	$319	$496	$760
Less: Capital expenditures(1)	(62)	(61)	(46)

Free cash flow(2)	$257	$435	$714

(1)	Capital expenditures includes payments for property and equipment and capitalized labor costs incurred in connection with certain software development activities.
(2)	Free cash flow includes $290 million, $281 million, and $268 million in cash interest payments for fiscal 2018, fiscal 2019, fiscal 2020, respectively.

Factors Affecting the Comparability of Our Results of Operations

As a result of a number of factors, our historical results of operations are not comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors impacting the comparability of our results of operations.

Payments to Channel Partners

We make various payments to our channel partners, which may include revenue share, product placement fees and marketing development funds. Costs that are incremental to revenue, such as revenue share, are capitalized and amortized over time as cost of sales. This classification is an accounting policy election, which may make comparisons to other companies difficult. Product placement fees and marketing development funds are expensed in sales and marketing expense as the related benefit is received. Many of our channel partner agreements contain a clause whereby we pay the greater of revenue share calculated for the period or product placement fees. This may impact the comparability of our financial results between periods.

Under certain of our channel partner agreements, the partners pay us a royalty on our technology sold to their customers, which we recognize as revenue in accordance with our revenue recognition policy. In certain situations, the payments made to our channel partners are recognized as consideration paid to a customer, and thus are recorded as reductions to revenue up to the amount of cumulative revenue recognized from contracts with the channel partner during the period of measurement. Any payments to channel partners in excess of such cumulative revenue during the period of measurement are recognized as cost of sales or marketing expense as described above. As royalty revenue from individual partners varies, the amount of costs recognized as a reduction of revenue rather than as cost of sales or sales and marketing expense fluctuates and may impact the comparability of our financial statements between periods.

Impact of the Reorganization Transactions

McAfee Corp. is a corporation for U.S. federal and state income tax purposes. Following the Reorganization Transactions, FTW is the predecessor of McAfee Corp. for accounting purposes. FTW is and remains a partnership for U.S. federal income tax purposes and will therefore generally not be subject to any U.S. federal income taxes at the entity level in respect of income it recognizes directly or through its U.S. and foreign subsidiaries that are also pass- through or disregarded entities for U.S. federal income tax purposes. Instead, taxable income and loss of these entities will flow through to the members of FTW (including McAfee Corp. and certain of its subsidiaries) for U.S. federal income tax purposes. Certain of FTW’s non-U.S. subsidiaries that are treated as pass-through or disregarded entities for U.S. federal income tax purposes are nonetheless treated as taxable entities in their respective jurisdictions and are thus subject to non-U.S. taxes at the entity level. FTW also has certain U.S. and foreign subsidiaries that are treated as corporations for U.S. federal income tax purposes and that therefore are or may be subject to income tax at the entity level. McAfee Corp. pays U.S. federal, state and local income taxes as a corporation on its share of the taxable income of FTW (taking into account the direct and indirect ownership of FTW by McAfee Corp.).

In addition, in connection with the Reorganization Transactions and the IPO, McAfee Corp. entered into the tax receivable agreement. Refer to “—Tax Receivable Agreement” below.

Impact of Purchase Accounting Related to Mergers and Acquisitions

Through April 3, 2017, the McAfee cybersecurity business, which we refer to as the Predecessor Business, was operated as a part of a business unit of Intel. Also prior to April 3, 2017, McAfee, Inc., which was then a wholly-owned subsidiary of Intel, was converted into a limited liability company, McAfee, LLC. Following such conversion, Intel contributed McAfee, LLC to FTW, a wholly-owned subsidiary of Intel. On April 3, 2017, Intel and its subsidiaries transferred assets and liabilities of the Predecessor Business not already held through FTW to FTW. Immediately thereafter on April 3, 2017, our Sponsors and certain of their co-investors acquired a majority stake in FTW, pursuant to the Sponsor Acquisition. Following the Sponsor Acquisition, our Sponsors and certain of their co-investors owned 51.0% of the common equity interests in FTW, with certain affiliates of Intel retaining the remaining 49.0% of the common equity interests. We have operated as a stand alone company at all times following the Sponsor Acquisition. As a result of the Sponsor Acquisition, we recorded all assets and liabilities at their fair value, including our deferred revenue and deferred costs balances, as of the effective date of the Sponsor Acquisition, which in some cases was different than the historical book values. Adjusting our deferred revenue and deferred costs balances to fair value on the date of the Sponsor Acquisition had the effect of reducing revenue and expenses from that which would have otherwise been recognized in subsequent periods. We also recorded identifiable intangible assets that are amortized over their useful lives, increasing expenses from that which would otherwise have been recognized.

In addition, we have made acquisitions and recorded the acquired assets and liabilities at fair value on the date of acquisition, which similarly impacted deferred revenue and deferred costs balances and reduced revenue and expenses from that which would have otherwise been recognized in subsequent periods. We also recorded identifiable intangible assets that are amortized over their useful lives, increasing expenses from that which would otherwise have been recognized.

The accounting impact resulting from these acquisitions limits the comparability of our financial statements between periods. The table below shows the impact of purchase accounting on our financial statements.

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Impact of purchase accounting on net revenue	$(32)	$(1)	$—

Purchase accounting adjustments to cost of sales	(14)	(1)	1
Amortization of acquired and developed technologies	107	107	108

Impact of purchase accounting on cost of sales	93	106	109
Purchase accounting adjustments to operating expenses	(1)	(1)	—
Amortization of customer relationships	153	146	143

Impact of purchase accounting on operating expenses	152	145	143
Impact of purchase accounting on operating loss related to continuing operations	(277)	(252)	(252)
Impact of purchase accounting on operating loss related to discontinued operations	(322)	(252)	(187)

Total impact of purchase accounting	$(599)	$(504)	$(439)

Equity-Based Compensation

Upon consummation of the IPO in October 2020, we modified the terms of our unvested FTW RSUs, outstanding cash-settled restricted equity units (“CRSU”s), and outstanding management equity participation units (“MEPU”s) to permit settlement in the Company’s Class A common stock, par value $0.001 per share (“Class A common stock”) (collectively, “Replacement RSUs”) in lieu of cash settlement, at the Company’s election. No service or performance vesting terms were changed at the time of modification. All of our outstanding equity awards were probable of vesting and the change was accounted for as a Type I modification. In addition, the Company granted stock options with a strike price equal to the IPO price to certain holders of MEPUs with distribution thresholds not fully satisfied at the time of modification and, at the time of the grant, recognized expense for these options immediately. Refer to Note 12 to our audited consolidated financial statements included elsewhere in this Form 8-K for a detailed discussion of equity-based compensation.

During February 2020, we modified the terms of certain management incentive unit grants to provide for vesting subject to the satisfaction of certain conditions, which resulted in the recognition of $12 million incremental compensation expense for the modified award at their modification date.

The accounting impact resulting from the recognition of this equity-based compensation limits the comparability of our financial statements between periods. The table below shows the impact of all equity-based compensation on our financial statements:

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Cost of sales	$1	$—	$5
Sales and marketing	1	1	23
Research and development	1	1	40
General and administrative	3	3	45

Total equity-based compensation expense from continuing operations	6	5	113
Discontinued operations	22	20	200

Total equity-based compensation expense	$28	$25	$313

Composition of Revenues, Expenses, and Cash Flows

Net Revenue

We derive substantially all of our revenue from the sale of software subscriptions or royalty agreements, primarily through our indirect relationships with our partners or direct relationships with end customers through our website. We have various marketing programs with certain business partners who we consider customers and reduce revenue by the cash consideration given to these partners. Revenue is recognized as control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the promised goods or services.

Cost of Sales

Our total cost of sales includes fees paid under revenue share arrangements, amortization of certain intangibles, transaction processing fees, the costs of providing delivery (i.e., hosting), support, which include salaries and benefits for employees and fees related to third parties, and technology licensing fees. We anticipate our total cost of sales to increase in absolute dollars as we grow our net revenue. Cost of sales as a percentage of net revenue may vary from period to period based on our investments in the business and the efficiencies we are able to realize going forward as well as due to the accounting for payments to channel partners discussed in Factors Affecting the Comparability of Our Results of Operations.

We expect the divestiture to lead to costs that were previously allocated to both segments to now be part of continuing operations which will have a dilutive impact on gross margins.

Operating Expenses

Our operating expenses consist of sales and marketing, research and development, general and administrative, amortization of intangibles, and restructuring charges. We expect the divestiture to lead to costs that were previously allocated to both segments to now be part of continuing operations which will have a dilutive impact on operating margins. We also expect to pay approximately $300 million in additional one-time separation costs and stranded cost optimization, a portion of which will be expenses paid using proceeds from the transaction.

Sales and Marketing. Sales and marketing expenses consist primarily of product placement fees and marketing development funds, advertising and marketing promotions, salaries, commissions, benefits for sales and marketing personnel as well as allocated facilities and IT costs. Sales and marketing as a percentage of net revenue may vary from period to period based due to the accounting for payments to channel partners discussed in Factors Affecting the Comparability of Our Results of Operations.

Research and Development. Research and development expenses consist primarily of salaries and benefits for our development staff and a portion of our technical support staff, contractors’ fees, and other costs associated with the enhancement of existing products and services and development of new products and services, as well as allocated facilities and IT costs.

General and Administrative. General and administrative expenses consist primarily of salaries and benefits and other expenses for our executive, finance, human resources, and legal organizations. In addition, general and administrative expenses include outside legal, accounting, and other professional fees, and an allocated portion of facilities and IT costs.

Amortization of Intangibles. Amortization of intangibles includes the amortization of customer relationships and other assets associated with our acquisitions, including the Sponsor Acquisition in April 2017.

Restructuring Charges. Restructuring charges consists primarily of costs associated with employee severance and facility restructuring charges related to realignment of our workforce as well as certain costs to separate from Intel following our Sponsor acquisition.

Interest Expense and Other, Net

Interest expense and other, net primarily relates to interest expense on our outstanding indebtedness to third parties. In connection with the divestiture of the Enterprise Business, we entered into a transition service agreement under which we will provide assistance to STG including, but not limited to, business support services and information technology services.

Foreign Exchange Gain (Loss), Net

Foreign exchange gain (loss), net is primarily attributable to realized and unrealized gains or losses on non-U.S. Dollar denominated balances and is primarily due to unrealized gains or losses associated with our 1st Lien Euro Term Loan.

Provision for Income Tax

McAfee Corp. is taxed as a corporation and pays corporate federal, state and local taxes on income allocated to it from FTW based upon McAfee Corp.’s economic interest in FTW. FTW is a pass through entity for U.S. federal income tax purposes and will not incur any federal income taxes either for itself or its U.S. subsidiaries that are also pass through or disregarded subsidiaries. Taxable income or loss for these entities will flow through to its respective members for U.S. tax purposes. FTW does have certain U.S. and foreign subsidiaries that are corporations and are subject to income tax in their respective jurisdiction.

We believe it is reasonably possible that subsequent to the closing of the sale of the Enterprise Business we will no longer have a cumulative loss incurred over the trailing three-year period. As a result, we could then consider subjective evidence, such as our projections for future growth, and may be able to reach a conclusion that the valuation allowance against the net deferred tax assets of our domestic entities will no longer be required. A release of the valuation allowance would have the following two distinct impacts in the period in which such release is recorded:

•	Recognition of certain deferred tax assets and corresponding discrete income tax benefit up to $125 million.

•

Recognition of a long-term TRA liability and corresponding TRA expense of $170 million to $260 million, including the TRA liability recorded directly as a result of tax attributes utilized from the Enterprise Business divestiture. This TRA liability relates to net deferred tax assets that did not meet the probably recognition criteria as of December 26, 2020 and thus was not recorded in our consolidated balance sheet as of that date.

Income from Discontinued Operations, Net of Taxes

Following the agreement with STG, the results of our Enterprise Business were classified as discontinued operations in our audited consolidated financial statements and excluded from continuing operations for all periods presented.

Results of Operations

The following tables set forth the consolidated statements of operations in dollar amounts and as a percentage of our total revenue for the periods indicated. The period-to-period comparison of results is not necessarily indicative of results for future periods.

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Net revenue	$1,161	$1,303	$1,558
Cost of sales	386	391	444

Gross profit	775	912	1,114
Operating expenses:
Sales and marketing	348	299	348
Research and development	186	161	188
General and administrative	170	182	235
Amortization of intangibles	153	146	143
Restructuring charges	19	6	2

Total operating expenses	876	794	916

Operating income (loss)	(101)	118	198
Interest (expense) and other, net	(308)	(296)	(307)
Foreign exchange gain (loss), net	30	21	(104)

Income (loss) from continuing operations before income taxes	(379)	(157)	(213)
Provision for income tax expense (benefit)	29	38	5

Income (loss) from continuing operations	(408)	(195)	(218)
Income (loss) from discontinued operations, net of taxes	(104)	(41)	(71)

Net income (loss)	$(512)	$(236)	$(289)

Less: Net income (loss) attributable to redeemable noncontrolling interests	N/A	N/A	(171)

Net income (loss) attributable to McAfee Corp.	N/A	N/A	$(118)

	Fiscal Year Ended
	December 29, 2018	December 28, 2019	December 26, 2020
Net revenue	100.0%	100.0%	100.0%
Cost of sales	33.2%	30.0%	28.5%
Gross profit	66.8%	70.0%	71.5%
Operating expenses:
Sales and marketing	30.0%	22.9%	22.3%
Research and development	16.0%	12.4%	12.1%
General and administrative	14.6%	14.0%	15.1%
Amortization of intangibles	13.2%	11.2%	9.2%
Restructuring charges	1.6%	0.5%	0.1%
Total operating expenses	75.5%	60.9%	58.8%
Operating income (loss)	(8.7)%	9.1%	12.7%
Interest (expense) and other, net	(26.5)%	(22.7)%	(19.7)%
Foreign exchange gain (loss), net	2.6%	1.6%	(6.7)%
Income (loss) from continuing operations before income taxes	(32.6)%	(12.0)%	(13.7)%
Provision for income tax expense (benefit)	2.5%	2.9%	0.3%
Income (loss) from continuing operations	(35.1)%	(15.0)%	(14.0)%
Income (loss) from discontinued operations, net of taxes	(9.0)%	(3.1)%	(4.6)%
Net income (loss)	(44.1)%	(18.1)%	(18.5)%
Less: Net income (loss) attributable to redeemable noncontrolling interests	N/A	N/A	(11.0)%
Net income (loss) attributable to McAfee Corp.	N/A	N/A	(7.6)%

Comparison of Fiscal 2018 and Fiscal 2019

Net Revenue

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Net revenue	$1,161	$1,303	$142	12.2%

Net revenue increased $142 million, or 12.2 % from $1,161 million during fiscal 2018 to $1,303 million during fiscal 2019. The increase in net revenue was primarily attributable to (i) a $127 million increase in revenue consistent with growth in the Core Direct to Customer subscriber base, increases in TTM Dollar Based Retention – Core Direct to Consumer Customers, increases in ARPC, and growth in Mobile & Internet Service Provider channel which is inclusive of the sales of TunnelBear and (ii) a $30 million increase due to a reduced impact of purchase accounting adjustments primarily relating to the Sponsor Acquisition compared to prior period. These increases were partially offset by a $15 million decrease related release of revenue under reserve for a single customer in connection with such customer’s right under certain circumstances to claw-back revenue from us within twelve months of payment.

Cost of Sales

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Cost of sales	$386	$391	$5	1.3%
Gross profit margin	66.8%	70.0%

Cost of sales increased $5 million, or 1.3%, from $386 million during fiscal 2018 to $391 million during fiscal 2019. The increase in cost of sales is primarily driven by $12 million in fair value adjustments to deferred revenue share in connection with purchase accounting primarily relating to the Sponsor Acquisition. This increase was partially offset by a reduction in various cost of sales expenses.

Operating Expenses

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Sales and marketing	$348	$299	$(49)	(14.1)%
Research and development	186	161	(25)	(13.4)%
General and administrative	170	182	12	7.1%
Amortization of intangibles	153	146	(7)	(4.6)%
Restructuring charges	19	6	(13)	(68.4)%

Total	$876	$794	$(82)	(9.4)%

Sales and Marketing

Sales and marketing expense decreased $49 million, or 14.1%, from $348 million during fiscal 2018 to $299 million during fiscal 2019. The decrease in sales and marketing expense was primarily attributable to (i) a $28 million decrease in OEM partner expense, (ii) a $10 million decrease in employee expenses due to strategic initiatives in 2019, which resulted in a reduced headcount, and (iii) a $6 million decrease in external consulting primarily related to 2018 projects and a decrease in marketing and sales promotion expenses due to lower spend in 2019.

Research and Development

Research and development expense decreased $25 million, or 13.4%, from $186 million during fiscal 2018 to $161 million during fiscal 2019. The decrease in research and development expense was primarily attributable to (i) an $18 million decrease in employee expenses due to strategic initiatives in 2019 which resulted in a reduced headcount, and (ii) a decrease in other research and development expenses.

General and Administrative

General and administrative expense increased $12 million, or 7.1%, from $170 million during fiscal 2018 to $182 million during fiscal 2019. The increase in general and administrative expense was primarily attributable to a $12 million increase in legal counsel and external consulting expenses primarily for public offering preparation.

Amortization of Intangibles

Amortization of intangibles decreased $7 million, or 4.6%, from $153 million during fiscal 2018 to $146 million during fiscal 2019. The decrease is due to certain intangible assets becoming fully amortized in 2019.

Restructuring Charges

Restructuring charges decreased $13 million, or 68.4%, from $19 million during fiscal 2018 to $6 million during fiscal 2019. The decrease in restructuring charges was primarily attributable to (i) a $7 million decrease related to nonrecurring separation costs incurred in fiscal 2018 following the separation from Intel and (ii) a decrease in employee severance and benefits as a result of winding down of McAfee Acceleration Program (MAP) related headcount reduction initiatives in 2019 compared to 2018.

Operating Income (Loss)

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Operating income (loss)	$(101)	$118	$219	(216.8)%
Operating income (loss) margin	(8.7)%	9.1%

Operating income (loss) increased $219 million, or 216.8%, from an operating loss of $101 million during fiscal 2018 to operating income $118 million during fiscal 2019. The overall net increase to operating income was primarily driven by (i) the $142 million increase in net revenue discussed above, (ii) a $28 million decrease in OEM partner expense, and (iii) a $34 million decrease in employee expenses due to strategic initiatives in 2019, which resulted in a reduced headcount. These increases to operating income were partially offset by a $12 million increase in legal counsel and external consulting expenses primarily for public offering preparation.

Interest Expense and Other, Net

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Interest (expense) and other, net	$(308)	$(296)	$12	(3.9)%

Net interest expense and other, decreased $12 million, or 3.9%, from a $308 million expense during fiscal 2018 to $296 million expense during fiscal 2019. The decrease in interest expense and other, net was primarily attributable to the refinancing of certain of our indebtedness in fiscal 2018.

Provision for Income Tax Expense

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Provision for income tax expense	$29	$38	$9	31.0%

Provision for income tax expense increased $9 million, or 31%, from $29 million expense during fiscal 2018 to $38 million expense during fiscal 2019. The increase in provision for income tax expense was primarily attributable to a $9 million increase in reserve for uncertain tax positions.

Discontinued Operations

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 29, 2018	December 28, 2019	Dollars	Percent
Net revenue	$1,248	$1,332	$84	6.7%
Operating income (loss)	(72)	8	80	(111.1)%
Income (loss) from discontinued operations before income taxes	(71)	8	79	(111.3)%
Income tax expense	33	49	16	48.5%
Loss from discontinued operations, net of tax	(104)	(41)	63	(60.6)%

Net revenue - Discontinued Operations increased $84 million, or 6.7%, from $1,248 million during fiscal 2018 to $1,332 million during fiscal 2019. The increase was primarily attributable to (i) a $79 million increase due to a reduced impact of purchase accounting adjustments primarily relating to the Sponsor Acquisition compared to prior period, and (ii) a $15 million increase in enterprise revenue driven by growth in our cloud security products due to our sales force integration efforts following our Skyhigh acquisition in the first quarter of fiscal 2018. These increases were partially offset by a $10 million decrease in revenue from certain legacy enterprise offerings.

Operating income (loss) - Discontinued Operations improved $80 million, or 111.1%, from an operating loss of $72 million during fiscal 2018 to an operating income of $8 million during fiscal 2019. The improvement in operating income was primarily attributable to (i) the increase in Enterprise revenue as discussed above, and (ii) a $25 million decrease in employee expenses from lower headcount and a reduction in equity-based compensation and cash in lieu related to awards issued in connection with the Intel separation. These were partially offset by a $26 million increase in commissions expense due to increases in amortization of deferred commissions expense as deferred commissions balances continue to build subsequent to purchase accounting adjustments at the time of separation from Intel and subsequent to adoption of ASC 606.

Income tax expense - Discontinued Operations increased $16 million, or 48.5%, from $33 million during fiscal 2018 to $49 million during fiscal 2019. The increase was primarily attributable to (i) a $4 million increase in reserve for uncertain tax positions and (ii) a $9 million increase in federal tax expense due to the impact of distributions through corporate subsidiaries.

Comparison of Fiscal 2019 and Fiscal 2020

Net Revenue

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Net revenue	$1,303	$1,558	$255	19.6%

Net revenue increased $255 million, or 19.6%, from $1,303 million during fiscal 2019 to $1,558 million during fiscal 2020. The increase was primarily attributable to a combination of (i) increases in ARPC, (ii) higher Core Direct to Consumer Customer subscriber base from prior year, (iii) increase in TTM Dollar Based Retention – Core Direct to Consumer Customers, (iv) increased new subscribers from improvements in customer acquisition across channels combined with higher demand due to the accelerated shift to working from home as a result of the COVID-19 pandemic, (v) growth in our Mobile & Internet Service Provider channel, and (vi) increase in secure search revenue.

Cost of Sales

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Cost of sales	$391	$444	$53	13.6%
Gross profit margin	70.0%	71.5%

Cost of sales increased $53 million, or 13.6%, from $391 million during fiscal 2019 to $444 million during fiscal 2020. The increase in cost of sales was primarily attributable to (i) a $46 million increase in revenue share expense and online transaction processing fees resulting from increases in Core Direct to Consumer Customer subscriber base, and (ii) a $5 million increase in equity-based compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO.

Operating Expenses

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Sales and marketing	$299	$348	$49	16.4%
Research and development	161	188	27	16.8%
General and administrative	182	235	53	29.1%
Amortization of intangibles	146	143	(3)	(2.1)%
Restructuring charges	6	2	(4)	(66.7)%

Total	$794	$916	$122	15.4%

Sales and Marketing

Sales and marketing expense increased $49 million, or 16.4%, from $299 million during fiscal 2019 to $348 million during fiscal 2020. The increase in sales and marketing expense was primarily attributable to (i) a $45 million increase in product placement fees and marketing development funds under agreements with certain OEM partners, primarily driven by increased PC shipments, (ii) a $22 million increase in equity-based compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO, and (iii) a $19 million increase in advertising expenses primarily due to online campaigns in 2020. These increases were partially offset by (i) a $16 million decrease in external consulting costs primarily related to strategic initiatives in 2019, (ii) a $6 million decrease in employee expenses primarily driven by a decrease in headcount, (iii) a $4 million decrease in travel expenses due to the COVID-19 pandemic and reduction in headcount, and (iv) a decrease in other sales and marketing expenses.

Research and Development

Research and development expense increased $27 million, or 16.8%, from $161 million during fiscal 2019 to $188 million during fiscal 2020. The increase in research and development expense was primarily attributable to a $39 million increase in equity-based compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO. These increases were partially offset by a $10 million decrease in employee expenses primarily driven by a decrease in headcount and a decrease in travel expenses due to the COVID-19 pandemic.

General and Administrative

General and administrative expense increased $53 million, or 29.1%, from $182 million during fiscal 2019 to $235 million during fiscal 2020. The increase in expense was primarily attributable to (i) a $42 million increase in equity-based compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO, and (ii) a $17 million increase in management fees due to the fee incurred upon termination of the management agreement at the time of IPO partially offset by management fee savings subsequent to the IPO. These increases were partially offset by a $9 million decrease in external consulting costs primarily related to strategic initiatives in 2019.

Amortization of Intangibles

Amortization of intangibles decreased $3 million, or 2.1%, from $146 million during fiscal 2019 to $143 million during fiscal 2020. The decrease was the result of certain assets recorded at the Sponsor Acquisition that have since fully amortized.

Restructuring Charges

Restructuring decreased $4 million, or 66.7%, from $6 million during fiscal 2019 to $2 million during fiscal 2020. The decrease was a result of restructuring expenses recognized in 2019 related to staffing realignment.

Operating Income

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Operating income	$118	$198	$80	67.8%
Operating income margin	9.1%	12.7%

Operating income increased $80 million, or 67.8%, from $118 million during fiscal 2019 to $198 million during fiscal 2020. The overall net increase to operating income was primarily driven by (i) the $255 million increase in net revenue discussed above, and (ii) a $25 million decrease in external consulting costs primarily related to strategic initiatives in 2019. These increases to operating income were partially offset by (i) a $108 million increase in equity-based compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO, (ii) a $46 million increase in revenue share expense and online transaction processing fees resulting from increases in Core Direct to Consumer Customer subscriber base, (iii) a $45 million increase in product placement fees and marketing development funds under agreements with certain OEM partners, primarily driven by increased PC shipments, and (iv) increases in other operating expenses discussed above.

Interest Expense and Other, Net

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Interest (expense) and other, net	$(296)	$(307)	$(11)	3.7%

Interest expense and other, net increased $11 million, or 3.7%, from $296 million expense during fiscal 2019 to $307 million expense during fiscal 2020. The increase was primarily attributable to an increase in interest expense primarily due to the write off of deferred costs on the 2nd Lien Term Loan upon repayment and a portion of deferred costs on the 1st Lien USD Term Loan partially offset by a decrease in interest expense incurred after the repayment of the 2nd Lien Term Loan.

Provision for Income Tax Expense

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Provision for income tax expense	$38	$5	$(33)	(86.8)%

Provision for income tax expense decreased $33 million, or 86.8%, from $38 million expense for the year ended December 28, 2019 to $5 million expense for the year ended December 26, 2020. The decrease was primarily attributable to (i) a $22 million decrease due to change in reserve for uncertain tax positions due to an election to treat one of our subsidiary entities as a corporation for U.S. federal income tax purposes and (ii) a $7 million decrease in foreign provisions.

Discontinued Operations

	Fiscal Year Ended		Variance in
(in millions) except percentages	December 28, 2019	December 26, 2020	Dollars	Percent
Net revenue	$1,332	$1,348	$16	1.2%
Operating income (loss)	8	(46)	(54)	(675.0)%
Income (loss) from discontinued operations before income taxes	8	(46)	(54)	(675.0)%
Income tax expense	49	25	(24)	(49.0)%
Loss from discontinued operations, net of tax	(41)	(71)	(30)	73.2%

Net revenue - Discontinued Operations increased $16 million, or 1.2% from $1,332 million during fiscal 2019 to $1,348 million during fiscal 2020. The increase was primarily attributable to a $37 million increase due to a reduced impact of purchase accounting adjustments primarily relating to the Sponsor Acquisition, partially offset by a $21 million decrease in Enterprise revenue largely due to lower year on year billings over the prior 12 months due to the continued reorientation of our Enterprise business.

Operating income (loss) - Discontinued Operations decreased $54 million, or 675% from operating income of $8 million during fiscal 2019 to an operating loss of $46 million during fiscal 2020. The change in operating loss was primarily attributable to a $172 million increase in equity-based and cash in lieu of equity compensation primarily due to expense relating to our Replacement RSUs recognized as a cumulative catch-up upon consummation of the IPO. These increases in expenses were partially offset by (i) a $40 million decrease in depreciation and amortization largely as a result of certain assets recorded at the Sponsor Acquisition that have since fully amortized, (ii) a $38 million decrease employee expenses principally due to lower headcount as a result of strategic and transformational initiatives, in addition to decreased travel and event expenses partially related to the COVID-19 pandemic, (iii) a $23 million decrease in external consulting and marketing expenses primarily due to the completion of 2019 campaigns and strategic initiatives, (iv) the $16 million increase in revenue discussed above, and (v) a $16 million decrease in acquisition and integrations costs due to compensation relating to one of our acquisitions becoming fully earned in January 2020.

Income tax expense - Discontinued Operations decreased $24 million, or 49%, from $49 million for the year ended December 28, 2019 to $25 million for the year ended December 26, 2020. The decrease was primarily attributable to (i) a $4 million decrease due to change in reserve for uncertain tax positions due to an election to treat one of our subsidiary entities as a corporation for U.S. federal income tax purposes, (ii) a $10 million decrease in foreign provisions and (iii) a $10 million decrease due to outside basis differences in a consolidated subsidiary partnership.

Seasonality

While portions of our business are impacted by seasonality, the net impact of seasonality on our business is limited. Orders are generally higher in the first and fourth quarters and lower in the second and third quarters. A significant number of orders in the fourth quarter is reflective of historically higher holiday sales of PC computers leading to higher subscriptions in the fourth quarter as well as in the first quarter due to lag from computer purchase to paid subscription of our products. This seasonal effect is present both in new subscriptions as well as in the renewal of prior year subscriptions due in those quarters.

Liquidity and Capital Resources

McAfee Corp. is a holding company with no operations and, as such, will depend on its subsidiaries for cash to fund all of its operations and expenses through the payment of distributions by its current and future subsidiaries, including FTW. The terms of the agreements governing our senior secured credit facilities contain certain negative covenants prohibiting certain of our subsidiaries from making cash dividends or distributions to McAfee Corp. or to FTW unless certain financial tests are met. For a discussion of those restrictions, see “—Senior Secured Credit Facilities” below and “Risk Factors—Risks Related to Our Indebtedness—Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth”. We currently anticipate that such restrictions will not impact our ability to meet our cash obligations.

Sources of Liquidity

As of December 26, 2020, we had cash and cash equivalents of $231 million. Our primary source of cash for funding operations and growth has been through cash flows generated from operating activities. In addition, we have funded certain acquisitions, distributions to members, and to a lesser extent, capital expenditures and our operations, through borrowings under the Senior Secured Credit Facilities, primarily in the form of long-term debt obligations. As of December 26, 2020, we had $660 million of additional unused borrowing capacity under our Revolving Credit Facility.

In October, 2020, the Corporation completed an IPO pursuant to which the Corporation and selling stockholders sold an aggregate of 37 million shares of Class A common stock at a public offering price of $20.00 per share. The Corporation sold 31 million shares directly and received $586 million in proceeds, net of underwriting discounts and commissions, of which $553 million was used to purchase newly-issued limited liability company units (“LLC Units”) and $33 million was used to purchase LLC Units from existing holders (“Continuing LLC Owners”) of interests in the Company, at a purchase price per unit equal to the public offering price per share of Class A common stock, less underwriting discounts and commissions.

We believe that our existing cash on hand, expected future cash flows from operating activities, and additional borrowings available under our credit facilities will provide sufficient resources to fund our operating requirements as well as future capital expenditures, debt service requirements, and investments in future growth for at least the next twelve months. Our future capital requirements will depend on many factors, including our growth rate, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the introduction of new and enhanced product and service offerings, and the continuing market acceptance of our products. In the event that additional financing is required from outside sources, we may not be able to raise such financing on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition may be adversely affected.

Senior Secured Credit Facilities

As of December 26, 2020, our senior secured credit facilities (the “First Lien Credit Facilities”) consisted of a U.S. dollar-denominated term loan tranche of $2,733 million (the “First Lien USD Term Loan”), a Euro-denominated term loan tranche of €1,073 million (the “First Lien EUR Term Loan”, and together with the First Lien USD Term Loan, the “First Lien Term Loans”), and a $664 million revolving credit facility (the “Revolving Credit Facility”), of which we have no outstanding borrowing. The Revolving Credit Facility includes a $50 million sublimit for the issuance of letters of credit. Our second lien senior secured credit facilities were repaid in full in October 2020 using proceeds from the IPO plus cash on hand. We recognized a loss on extinguishment for the remaining unamortized discount and unamortized deferred financing costs upon this repayment totaling $14 million.

The commitments under the First Lien Term Loans will mature on September 29, 2024. In October, 2020, McAfee, LLC entered into an agreement to extend the maturity date of, and increase the amount of, a portion of the commitments under the revolving credit facility. As a result of this agreement, the revolving credit facility consists of a $164 million tranche that will mature on September 29, 2022 and a $500 million tranche that will mature on September 29, 2024.

The extension became effective upon closing of the IPO. On December 24, 2020, McAfee, LLC prepaid $300 million of the outstanding First Lien USD Term Loan under the First Lien Credit Facilities and recognized a loss on extinguishment of $4 million due to a write-off of unamortized discount and deferred financing fees.

As of December 26, 2020, our total outstanding indebtedness under the Credit Facilities was $4,038 million.

First Lien Credit Facilities

The First Lien Term Loans require equal quarterly repayments equal to 0.25% of the total amount borrowed.

The borrowings under the Revolving Credit Facility bear interest at a floating rate which can be, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of 3.75% or (2) a base rate plus an applicable margin of 2.75%. The applicable margins for Eurodollar rate and base rate borrowings are subject to reductions to 3.50% and 3.25% and 2.50% and 2.25%, respectively, based on our 1st Lien Net Leverage Ratio as defined in the credit facility agreement. The Eurodollar rate applicable to the Revolving Credit Facility is subject to a “floor” of 0.0%.

The borrowings under the First Lien USD Term Loan bear interest at a floating rate which can be, at our option, either (1) a Eurodollar rate for a specified interest period plus an applicable margin of 3.75% or (2) a base rate plus an applicable margin of 2.75%. The borrowings under the First Lien EUR Term Loan bear interest at a floating rate which is a EURIBOR rate for a specified interest period plus an applicable margin of 3.50%. The Eurodollar rate and EURIBOR rate applicable to the First Lien Term Loans are subject to a “floor” of 0.0%.

In addition, the terms of the First Lien Credit Facilities include a financial covenant which requires that, at the end of each fiscal quarter, for so long as the aggregate principal amount of borrowings under the Revolving Credit Facility exceeds 35% of the aggregate commitments under the Revolving Credit Facility, our first lien net leverage ratio cannot exceed 6.3 to 1.0. A breach of this financial covenant will not result in a default or event of default under the First Lien Term Loans unless and until the lenders under the Revolving Credit Facility have terminated the commitments under the Revolving Credit Facility and declared the borrowings under the Revolving Credit Facility due and payable.

Our 1st Lien Net Leverage Ratio as defined in the credit facility agreement was 3.1 as of December 26, 2020. For the year ended December 26, 2020, the weighted average interest rate was 4.4% under the First Lien USD Term Loan and 3.5% under the First Lien EUR Term Loan. For borrowing outstanding during the year ended December 26, 2020, the weighted average interest rate was 9.7%under the Second Lien USD Term Loan and 4.3% under the Revolving Credit Facility. As of December 26, 2020, we had a total of $664 million of available borrowings under the Revolving Credit Facility, of which we had $4 million outstanding as letters of credit. We currently pay a commitment fee of 0.375% on the unused portion of the Revolving Credit Facility.

Tax Receivable Agreement

The contribution by the Continuing Owners to the Corporation of certain corporate entities in connection with the IPO (including the Reorganization Transactions) and future exchanges of LLC Units for shares of the Corporation’s Class A common stock are expected to produce or otherwise deliver to the Corporation favorable tax attributes that can reduce its taxable income. Prior to the completion of the IPO, the Corporation entered into a tax receivable agreement, under which generally will require it to pay the TRA Beneficiaries 85% of the applicable cash savings, if any, in U.S. federal, state, and local income tax that the Corporation actually realizes or, in certain circumstances, is deemed to realize as a result of (i) all or a portion of the Corporation’s allocable share of existing tax basis in the assets of FTW (and its subsidiaries) acquired in connection with the Reorganization Transactions, (ii) increases in the Corporation’s allocable share of existing tax basis in the assets of FTW (and its subsidiaries) and tax basis adjustments in the assets of FTW (and its subsidiaries) as a result of sales or exchanges of LLC Units after the IPO, (iii) certain tax attributes of the corporations acquired by McAfee Corp. in connection with the Reorganization Transactions (including their allocable share of existing tax basis in the assets of FTW (and its subsidiaries)), and (iv) certain other tax benefits related to entering into the tax receivable agreement, including tax benefits attributable to payments under the tax receivable agreement. The Corporation generally will retain the benefit of the remaining 15% of the applicable tax savings. The payment obligations under the tax receivable agreement are obligations of McAfee Corp., and we expect that the payments that we will be required to make under the tax receivable agreement will be substantial. As of December 26, 2020, we recorded a $2 million current portion of the Tax receivable agreement liability within Accounts payable and other accrued liabilities on our consolidated balance sheet.

Dividend Policy

FTW is expected to pay a cash distribution to its members on a quarterly basis at an aggregate annual rate of approximately $200 million for fiscal 2021. The Corporation is expected to receive a portion of any such distribution through the LLC Units it holds directly or indirectly through its wholly-owned subsidiaries on the record date for any such distribution declared by FTW. The Corporation expects to use the proceeds it receives from such quarterly distribution to declare a cash dividend on its shares of Class A common stock. The Corporation declared or paid the following dividends:

Declaration Date	Record Date	Payment Date	Dividend per Share	Amount (in millions)
December 9, 2020	December 24, 2020	January 7, 2021	$0.087	$14
March 11, 2021	March 26, 2021	April 9, 2021	$0.115	$19
June 10, 2021	June 25, 2021	July 9, 2021	$0.115	$19

We also expect to pay a one-time special dividend of $4.50 per share of Class A common stock outstanding in connection with the consummation of the sale of our Enterprise Business.

Consolidated Statements of Cash Flows

Our cash flows for the fiscal 2018, fiscal 2019 and fiscal 2020 were:

	Fiscal Year Ended
(in millions)	December 29, 2018	December 28, 2019	December 26, 2020
Net cash provided by operating activities	$319	$496	$760
Net cash used in investing activities	(677)	(63)	(51)
Net cash provided by (used in) financing activities	459	(734)	(651)
Effect of exchange rate fluctuations on cash and cash equivalents	(4)	—	6

Change in cash and cash equivalents	$97	$(301)	$64

Operating Activities

For fiscal 2018, net cash provided by operating activities was $319 million, as a result of a net loss of $512 million, adjusted for non-cash charges of $568 million and net cash inflow of $263 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $543 million in depreciation and amortization and $28 million in equity-based compensation. The net cash inflow from changes in operating assets and liabilities was primarily due to (i) a $309 million increase in deferred revenue due to an increase in billings as well as increasing balances subsequent to purchase accounting at the time of the Sponsor Acquisition, and (ii) a $29 million decrease in accounts receivable resulting from collections exceeding billings for the period, partially offset by a $54 million increase in other assets and a $26 million increase in current deferred costs, both primarily resulting from adoption of ASC Topic 606 and increasing balances subsequent to purchase accounting at the time of the Sponsor Acquisition.

For fiscal 2019, net cash provided by operating activities was $496 million, as a result of a net loss of $236 million, adjusted for non-cash charges of $612 million and net cash inflow of $120 million from changes in operating assets and liabilities. Non-cash charges consisted primarily of $536 million in depreciation and amortization, $25 million in equity-based compensation, $18 million in deferred income taxes, and $53 million in other operating activities principally consisting of lease asset amortization, and amortization of debt discount and issuance costs, partially offset by $20 million in foreign exchange gains. The net cash inflow from changes in operating assets and liabilities was primarily due to (i) a $186 million increase in deferred revenue driven by increasing balances for deferred revenue and increasing balances subsequent to purchase accounting at the time of the Sponsor Acquisition, (ii) a $59 million increase in other liabilities driven by increases in lease liabilities primarily due to a new lease for our headquarters, an increase in reserve for uncertain tax positions, increase in annual bonus accrual due to the company performing above its annual performance target in 2019, and increase in compensation liabilities related to acquisitions due to timing of payment, and (iii) a $28 million increase in other current liabilities primarily driven by timing of vendor payments. These changes were partially offset by (i) a $71 million increase in prepaid expenses and other assets largely driven by increases in the right of use assets recorded primarily due to a new lease for our headquarters, along with an increase in long-term deferred costs driven by continued increasing balances subsequent to purchase accounting at the time of the Sponsor Acquisition, (ii) a $60 million increase in accounts receivable, net which is primarily caused by timing of Enterprise billings and collections, and (iii) a $22 million increase in deferred costs primarily due to increased deferred revenue share resulting from an increased subscriber base.

For fiscal 2020, net cash provided by operating activities was $760 million, as a result of a net loss of $289 million, adjusted for non-cash charges of $968 million and net cash inflow of $81 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $491 million in depreciation and amortization, $313 million in equity-based compensation, $104 million for foreign exchange loss, and $70 million in other operating activities primarily consisting of lease asset amortization, and amortization of debt discount and issuance costs, partially offset by $10 million in deferred income taxes. The net cash inflow from changes in operating assets and liabilities was primarily due to (i) a $106 million increase in deferred revenue balances resulting from increases in deferred revenue consistent with the increases in subscriber base and dollar retention rates, partially offset by decrease in deferred revenue primarily due to recognition of Enterprise deferred revenue outpacing billings, (ii) a $41 million increase other current liabilities due largely to increased amounts for revenue share and shipments fees related to our increased subscriber base and increased PC shipments for our OEM partners as well as timing of vendor payments, and (iii) a $15 million decrease in accounts receivable, net which is primarily caused by the decrease in Enterprise billings. These changes were partially offset by (i) a $46 million increase in deferred costs primarily due to increased deferred revenue share resulting from an increased subscriber base and new Consumer affiliate programs, (ii) a $26 million decrease in other liabilities primarily due to lower bonus attainment in 2020 due to slightly lower performance against target, and a slightly lower ending headcount in 2020, and (iii) a $9 million increase in other assets primarily due to new leases signed during the period.

Investing Activities

For fiscal 2018, net cash used in investing activities was $677 million, which was primarily the result of acquisitions of $615 million, net of cash acquired, and additions to property and equipment of $61 million.

For fiscal 2019, net cash used in investing activities was $63 million, which was primarily the result of the additions to property and equipment and other investing activities totaling $61 million and $2 million on businesses acquisitions, net of cash.

For fiscal 2020, net cash used in investing activities was $51 million, which was primarily the result of additions to property and equipment and other investing activities totaling $46 million and a $5 million business acquisition, net of cash.

Financing Activities

For fiscal 2018, net cash provided by financing activities was $459 million, which was primarily the result of net proceeds of debt of $494 million, used for our business acquisitions, net proceeds of $52 million from the modification of our debt, and $20 million in proceeds from a note issued to a member partially offset by $87 million in payment of long-term debt, and $20 million in other financing activities primarily relating to equity repurchase and equity-based compensation tax withholdings.

For fiscal 2019, net cash used in financing activities was $734 million, which was primarily the result of (i) distributions to members of FTW of $1,334 million, (ii) payment of long-term debt of $67 million, (iii) $8 million payment of tax withholding on equity awards, and (iv) $5 million in other financing activities primarily relating to units repurchased. These uses were partially offset by net proceeds of long-term debt of $679 million.

For fiscal 2020, net cash used in financing activities was $651 million, which was primarily the result of (i) payment of long-term debt of $869 million, (ii) distributions to members of FTW of $277 million before our IPO, (iii) $24 million in payment of tax withholding on equity awards, (iv) $8 million in payment of IPO related costs, and (v) $23 million in other financing activities primarily relating to equity repurchases. The uses were partially offset by proceeds from IPO of $586 million, net of underwriters’ discount, commissions offset by $33 million to purchase FTW LLC Units.

Contractual Obligations and Commitments

The following is a summary of our contractual obligations as of December 26, 2020:

	Payments Due by Period(1)
(in millions)	Total	Less than 1 Year	1-3 Years	3-5 Years	Over 5 Years
Long-term debt(2)	$4,038	$44	$89	$3,905	$—
Cash interest(3)	686	197	365	124	—
Purchase obligations(4)	149	49	84	16	—
Operating lease obligations, including imputed interests	123	25	33	22	43

Total	$4,996	$315	$571	$4,067	$43

(1)

Includes both continuing and discontinued operations and excludes any obligations under the tax receivable agreement. Although the actual timing and amount of any payments that we make to the TRA Beneficiaries under the tax receivable agreement will vary, we expect that those payments will be significant. Refer to “—Tax Receivable Agreement” above.

(2)	See Note 13 to our audited consolidated financial statements included elsewhere in this Form 8-K for further information on our long-term debt.
(3)

Interest payments were calculated based on the interest rate in effect on December 26, 2020 and based upon expected debt balances after mandatory repayments related to the First Lien USD Term Loan, and First Lien Euro Term Loan, and include the impact of our interest rate swaps. See Note 13 to our consolidated financial statements for further information on the First Lien USD Term Loan and First Lien Euro Term Loan and Note 15 to our audited consolidated financial statements included elsewhere in this Form 8-K for further information on our interest rate swaps.

(4)

Subsequent to December 26, 2020, we have executed contracts with additional unconditional purchase commitments. As of June 26, 2021, including amounts associated with our discontinued operations, we have unconditional purchase obligations of $431 million that expire at various dates through 2026 and guarantees of $11 million that expire at various dates through 2028. For further information, see Note 19 to our audited consolidated financial statements included elsewhere in this Form 8-K.

Off-Balance Sheet Arrangements

As of December 26, 2020 we did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating sheet arrangements or other purposes.

Critical Accounting Policies and Use of Estimates

Our discussion and analysis of operating results and financial condition are based upon our consolidated financial statements included elsewhere in this document. The preparation of our financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures of contingent assets and liabilities. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.

Our critical accounting policies are those that materially affect our consolidated financial statements including those that involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below are those that are most important to the portrayal of our results of operations or involve the most difficult management decisions related to the use of significant estimates and assumptions as described above.

Revenue Recognition

We derive revenue from the sale of security products, subscriptions, software as a service (“SaaS”) offerings, support and maintenance, professional services, or a combination of these items, primarily through our indirect relationships with our partners or direct relationships with end customers through our internal sales force. On December 31, 2017, we adopted ASC Topic 606 under the modified retrospective approach with the cumulative effect of initially applying the new standard as an adjustment to the opening balance of retained earnings. Results for the reporting period beginning December 31, 2017 are presented under ASC Topic 606, while prior period amounts were not adjusted.

We recognize revenue pursuant to the five-step framework within ASC Topic 606:

1.	Identify the contract(s) with a customer: Contracts are generally evidenced by a binding and non-cancelable purchase order or agreement that creates enforceable rights and obligations.

2.	Identify the performance obligations in the contract: Performance obligations are the promises contained in the contract to provide distinct goods or services.

3.	Determine the transaction price: The amount of consideration we expect to be entitled for transferring the promised goods and services to the customer.

4.

Allocate the transaction price to the performance obligations in the contract: SSP is determined for each performance obligation in the contract and a proportion of the overall transaction price is allocated to each performance obligation based on the relative value of its SSP in comparison to the transaction price except when a discount or variable consideration can be allocated to a specific performance obligation in the contract.

5.	Recognize revenue when (or as) we satisfy a performance obligation: Recognition for a performance obligation may happen over time or at a point in time depending on the facts and circumstances.

We generally consider our customer to be the entity with which we have a contractual agreement. This could be the end user, or when we sell products and services through the channel, our customer could be either the distributor or the reseller. As part of determining whether a contract exists, probability of collection is assessed on a customer-by-customer basis at the outset of the contract. Customers are subjected to a credit review process that evaluates the customers’ financial position and the ability and intention to pay.

At contract inception, we assess the goods and services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct — i.e., if a good or service is separately identifiable from other items in the bundled package and if a customer can benefit from it on its own or together with other resources that are readily available to the customer. To identify our performance obligations, we consider all of the goods or services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices. Determining whether products and services are considered distinct performance obligations or should be combined to create a single performance obligation may require significant judgment. We recognize revenue when (or as) we satisfy a performance obligation by transferring control of a good or service to a customer.

The transaction price is determined based on the consideration to which we will be entitled in exchange for transferring goods or services to the customer, adjusted for estimated variable consideration, if any. We typically estimate the transaction price impact of sales returns and discounts offered to the customers, including discounts for early payments on receivables, rebates or certain distribution partner incentives, including marketing programs. Constraints are applied when estimating variable considerations based on historical experience where applicable.

Once we have determined the transaction price, we allocate it to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no allocations are made. Otherwise, we allocate the transaction price to each performance obligation identified in the contract on a relative SSP basis, except when the criteria are met for allocating variable consideration or a discount to one or more, but not all, performance obligations in the contract.

To determine the SSP of our goods or services, we conduct a regular analysis to determine whether various goods or services have an observable SSP. If we do not have an observable SSP for a particular good or service, then SSP for that particular good or service is estimated using an approach that maximizes the use of observable inputs. We generally determine SSPs using various methodologies such as historical prices, expected cost plus margin, adjusted market assessment or non-standalone selling prices.

We recognize revenue as control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the promised goods or services. Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities. Control of the promised goods or services is transferred to our customers at either a point in time or over time, depending on the performance obligation.

The nature of our promise to the customer to provide our time-based software licenses and related support and maintenance is to stand ready to provide protection for a specified or indefinite period of time. Maintenance and support in these cases are typically not distinct performance obligations as the licenses are dependent upon regular threat updates to the customer. Instead the maintenance and support is combined with a software license to create a single performance obligation. We typically satisfy these performance obligations over time, as control is transferred to the customer as the services are provided.

Additional Revenue Recognition Considerations

Royalties and Managed Service Provider Revenues

Our original equipment manufacturer (“OEM”) and managed service provider (“MSP”) sales channels have revenues derived from sales- or usage-based royalties. Such revenue is excluded from any variable consideration and transaction price calculations and is recognized at the later of when the sale or usage occurs, or the performance obligation is satisfied or partially satisfied.

Consideration Payable to a Customer

We make various payments to our channel partners, which may include revenue share, product placement fees and marketing development funds. Costs that are incremental to revenue, such as revenue share, are capitalized and amortized over time as cost of sales (Note 4). Product placement fees and marketing development funds are expensed in sales and marketing expense as the related benefit is received and were $187 million, $142 million and $170 million for the years ended December 26, 2020, December 28, 2019, and December 29, 2018, respectively.

Under certain of our channel partner agreements, the partners pay us royalties on our technology sold to their customers, which we recognize as revenue in accordance with our revenue recognition policy. In these situations, the payments made to our channel partners are recognized as consideration paid to a customer, and thus are recorded as reductions to revenue up to the amount of cumulative revenue recognized from the contract with the channel partner during the period of measurement.

Contract Costs

Contract acquisition costs consist mainly of sales commissions and associated fringe benefits, as well as revenue share under programs with certain of our distribution partners. For revenue share, the partner receives a percentage of the revenue we receive from an end user upon conversion to a paid customer or renewal. These costs would not have been incurred if the contract was not obtained and are considered incremental and recoverable costs of obtaining a contract with a customer. These costs are capitalized and amortized over time in accordance with Accounting Standards Codification (“ASC”) 340-40.

Contract fulfillment costs consist software and related costs. These costs are incremental and recoverable and are capitalized and amortized on a systematic basis that is consistent with the pattern of transfer of the goods and services to which the asset relates.

Discontinued Operations

Certain of our perpetual software licenses or hardware with integrated software are not distinct from their accompanying maintenance and support, as they are dependent upon regular threat updates. These contracts typically contain a renewal option that we have concluded creates a material right for our customer. The license, hardware and maintenance and support revenue is recognized over time, as control is transferred to the customer over the term of the initial contract period while the corresponding material right is recognized over time beginning at the end of the initial contractual period over the remainder of the technology constrained customer life.

Alternatively, certain of our perpetual software licenses, hardware appliances, or hardware with integrated software provide a benefit to the customer that is separable from the related support as they are not dependent upon regular threat updates. Revenue for these products is recognized at a point in time when control is transferred to our customers, generally at shipment. The related maintenance and support represent a separate performance obligation and the associated transaction price allocated to it is recognized over time as control is transferred to the customer.

The nature of our promise to the customer to provide our SaaS offerings and related support and maintenance is to stand ready to provide protection for a specified or indefinite period of time. Maintenance and support in these cases are typically not distinct performance obligations as the licenses are dependent upon regular threat updates to the customer. Instead the maintenance and support is combined with a software license to create a single performance obligation. We typically satisfy these performance obligations over time, as control is transferred to the customer as the services are provided.

Revenue for professional services that are a separate and distinct performance obligation is recognized as services are provided to the customer.

Payment Terms and Warranties

Our payment terms vary by the type and location of our customer and the products or services offered. The term between invoicing and when payment is due is not significant. For certain products or services and customer types, we require payment before the products or services are delivered to the customer.

We provide assurance warranties on our products and services. The warranty timeframe varies depending on the product or service sold, and the resolution of any issues is at our discretion to either repair, replace, reperform or refund the fee.

Contract Costs

Contract acquisition costs consist mainly of sales commissions and associated fringe benefits. We typically recognize the initial commissions that are not commensurate with renewal commissions over the longer of the customer relationship (generally estimated to be four to five years) or over the same period as the initial revenue arrangement to which these costs relate. Renewal commissions paid are generally amortized over the renewal period.

Contract fulfillment costs consist primarily of hardware and related costs. These costs are incremental and recoverable and are capitalized and amortized on a systematic basis that is consistent with the pattern of transfer of the goods and services to which the asset relates.

Goodwill

Goodwill is recorded as the excess of consideration transferred over the acquisition-date fair values of assets acquired and liabilities assumed in a business combination. Historically, we have assigned goodwill to our reporting units based on the relative fair value expected at the time of the acquisition. Goodwill and intangible assets to be disposed of as a result of our agreement with STG to sell certain assets of Enterprise Business were included in assets of discontinued operations in our consolidated balance sheets. We now have one reporting unit for goodwill.

We perform an annual impairment assessment on the first day of the third month in the fourth quarter or more frequently if indicators of potential impairment exist, which includes evaluating qualitative and quantitative factors to assess the likelihood of an impairment of our reporting unit’s goodwill. If the conclusion of an impairment assessment is that it is more likely than not that the fair value is more than its carrying value, goodwill is not considered impaired and we are not required to perform the quantitative goodwill impairment test.

If the conclusion of an impairment assessment is that it is more likely than not that the fair value is less than its carrying value, we perform the quantitative goodwill impairment test, which compares the fair value of the reporting unit to its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value. Our goodwill impairment test considers the income method and/or market method to estimate a reporting unit’s fair value.

Identified Intangible Assets

We amortize all finite-lived intangible assets that are subject to amortization over their estimated useful life of economic benefit on a straight-line basis.

For significant intangible assets subject to amortization, we perform a quarterly assessment to determine whether facts and circumstances indicate that the useful life is shorter than we had originally estimated or that the carrying amount of assets may not be recoverable. If such facts and circumstances exist, we assess recoverability by comparing the projected undiscounted net cash flows associated with the related asset or group of assets over their remaining useful lives against their respective carrying amounts. Impairments, if any, are based on the excess of the carrying amount over the fair value of those assets. If an asset’s useful life is shorter than originally estimated, we accelerate the rate of amortization and amortize the remaining carrying value over the updated, shorter useful life.

For our intangible assets not subject to amortization, we perform an annual impairment assessment on the first day of the third month in the fourth quarter, or more frequently if indicators of potential impairment exist, to determine whether it is more likely than not that the carrying value of the asset may not be recoverable. If necessary, a quantitative impairment test is performed to compare the fair value of the indefinite-lived intangible asset with its carrying value. Impairments, if any, are based on the excess of the carrying amount over the fair value of the asset.

Research and Development

Costs incurred in the research and development of new software products are expensed as incurred until technological feasibility is established. Research and development costs include salaries and benefits of researchers, supplies, and other expenses incurred during research and development efforts. Development costs are capitalized beginning when a product’s technological feasibility has been established and ending when the product is available for general release to customers. Technological feasibility is reached when the product reaches the working-model stage. To date, new products and enhancements generally have reached technological feasibility and have been released for sale at substantially the same time. All research and development costs to date have been expensed as incurred except for software subject to a hosting arrangement.

Software development costs of both internal-use applications and software sold subject to hosting arrangements are capitalized when we have determined certain factors are present, including factors that indicate technology exists to achieve the performance requirements, the decision has been made to develop internally versus buy and our management has authorized the funding for the project. Capitalization of software costs ceases when the software is substantially complete and is ready for its intended use and capitalized costs are amortized over their estimated useful life of three to five years using the straight-line method. When events or circumstances indicate the carrying value of internal use software might not be recoverable, we assess the recoverability of these assets by determining whether the amortization of the asset balance over its remaining life can be recovered through undiscounted future operating cash flows.

Equity-Based Awards

We currently provide various equity-based compensation to those whom, in the opinion of the Board or its designee, are in a position to make a significant contribution to our success.

Equity-based compensation cost is measured at the grant date based on the fair value of the award and recognized as expense over the appropriate service period. Determining the fair value of equity-based awards requires considerable judgment, including assumptions and estimates of the following:

•	fair value of the unit;

•	life of the award;

•	volatility of the unit price; and

•	dividend yield

Before our IPO, the fair value of the unit was determined by the Board reasonably and in good faith. Generally, this involved a review of an independent valuation of our business, which requires judgmental inputs and assumptions such as our cash flow projections, peer company comparisons, market data, growth rates and discount rate. The Board reviewed its prior determination of fair value of a unit on a quarterly basis to decide whether any change was appropriate (including whether to obtain a new independent valuation), considering such factors as any significant financial, operational, or market changes affecting the business since the last valuation date. Due to us not having sufficient historical volatility, we used the historical volatilities of publicly traded companies which are similar to us in size, stage of life cycle and financial leverage. We will continue to use this peer group of companies unless a situation arises within the group that would require evaluation of which publicly traded companies are included or once sufficient data is available to use our own historical volatility. In addition, for awards where vesting is dependent upon achieving certain operating performance goals, we estimate the likelihood of achieving the performance goals. For goals dependent upon a qualifying liquidity event, (i.e., a change of control or public offering registered on a Form S-1 (or successor form), in either case, occurring on or before April 3, 2024) (a “Qualifying Liquidity Event”), we will not recognize any expense until the event occurs. Upon consummation of our IPO, we recognized a cumulative catch-up of expense based on the vesting dates for our time-based awards and expected vesting dates for our performance-based awards. We recognize forfeitures as they occur. For awards with only time-vesting requirement, we recognize the expense over a straight-line basis during the vesting period.

After the close of our IPO, our outstanding Management Equity Participation Units (“MEPUs”) and Cash RSU (“CRSUs”) were converted into RSUs (“Replacement RSUs”), which are to be settled in Class A common stock. The fair value of these Replacement RSUs was our IPO price less the present value of the expected dividends not received during the vesting period. For all other RSU grants after our IPO, we utilize the closing price of our common stock on the day of the grant date, less the present value of expected dividends not received during the vesting period to determine grant date fair value.

In addition, certain MEPU holders were also granted stock options with a strike price equal to our IPO price. For all other stock option grants after our IPO, we utilize the closing price of our common stock on the day of grant date to determine the strike price. All of our granted stock options are non-qualified and expire 10 years after grant. We utilize a Black-Scholes model to determine grant date fair value of our stock options.

Our time-based awards generally vest evenly over the 16 quarters following grant date. For time-based awards granted to our new hires, the vesting period is generally 25% vest one year after grant date and quarterly thereafter for 12 quarters. Time-based awards granted to our non-employee directors vest one year from grant date. Generally, unvested awards are forfeited upon termination of employment with us, however, our executive officers may have provisions permitting acceleration or pro rata acceleration upon termination without cause (as defined in the respective award agreements).

Our performance-based RSU awards (“PSU”s) are granted to executive officers and certain employees annually. These awards vest after approximately three years, with the number vesting based upon internal profitability targets that are communicated to employees in the year to which the targets relate. The number of shares of common stock issued will range from zero to stretch, with stretch typically defined as 130% of target. At the time our Board approves such grants, the targets for performance years other than the current year are not known or knowable by us nor our employees. Upon determination and communication of such targets in future years, grant date fair value is determined based upon the closing price, less the present value of expected dividends not received during the vesting period.

A portion of our RSU awards and all of our performance-based stock option and performance-based MIU awards vest upon achievement of certain return of cash metrics. In January 2021, these awards were modified to vest annually in equal tranches over the three year anniversaries of our IPO. If the original return of cash performance is achieved prior to such anniversaries, the awards vest in full. In both cases, the unvested portion of the awards are forfeited upon termination.

Upon the settlement of RSUs, we withhold a portion of the earned units to cover no more than the maximum statutory income and employment taxes and remit the net shares to an individual brokerage account. Authorized shares of our common stock are used to settle RSUs and stock options.

Awards granted prior to our IPO and/or converted at the time of our IPO are covered under our 2017 Management Incentive Plan (“2017 Plan”). Stock options granted at our IPO and/or awards granted at our IPO or after are covered under our 2020 Equity Omnibus Plan (“2020 Plan”). No new awards may be authorized under our 2017 Plan.

After the close of the separation from Intel, our employees were no longer eligible for Intel Awards (as defined below). Prior to the transaction, Intel’s stockholders approved the adoption of the Intel Corporation 2006 Equity Incentive Plan. The plan provides for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units (collectively “Intel Awards”) to eligible full-time and part-time employees and non-employee directors. These awards generally vested over three or four years. Stock options generally expire ten years from the date of grant. Awards were generally granted with only a time-vesting requirement, but may have had certain performance and/or market conditions required for vesting.

All outstanding Intel Awards were replaced with fixed cash payouts (“retention awards”) or unvested Class A Unit awards. After the close of the Skyhigh Networks, Inc. (“Skyhigh”) acquisition (Note 6), Skyhigh employees were no longer eligible for Skyhigh’s equity incentive plan and all outstanding awards were replaced with retention awards or unvested Class A unit awards.

Derivative and Hedging Instruments

The fair values of each of our derivative instruments are recorded as an asset or liability on a net basis at the balance sheet date within other current or long-term assets or liabilities. The change in fair value of our derivative instruments is recorded through earnings in the line item on the Consolidated Statements of Operations to which the derivatives most closely relate, primarily in Interest expense and other, net. Changes in the fair value of the underlying assets and liabilities associated with the hedged risk are generally offset by the changes in the fair value of the related derivatives. We do not use derivative financial instruments for speculative trading purposes.

To reduce the interest rate risk inherent in variable rate debt, we entered into certain interest rate swap agreements to convert a portion of our variable rate borrowing into a fixed rate obligation. These interest rate swap agreements fix the London Interbank Offered Rate (“LIBOR”) portion of the U.S. dollar denominated variable rate borrowings. Accordingly, to the extent the cash flow hedge is effective, changes in the fair value of interest rate swaps will be included within Accumulated other comprehensive income in the consolidated balance sheets. Hedge accounting will be discontinued when the interest rate swap is no longer effective in offsetting cash flows attributable to the hedged risk, the interest rate swap expires or the cash flow hedge is designated because it is no longer probable that the forecasted transaction will occur according to the original strategy. When hedge accounting is discontinued, any related amounts previously included in Accumulated other comprehensive income (loss) would be reclassified to Interest expenses and other, net, within the consolidated statements of operations.

Leases

We adopted ASC Topic 842 which primarily requires leases to be recognized on the balance sheet. We adopted the standard using the modified retrospective approach with an effective date as of the beginning of our fiscal year, December 30, 2018. Prior year financial statements were not recast under the new standard.

We determine if an arrangement contains a lease and classification of that lease, if applicable, at inception based on:

•	Whether the contract involves the use of a distinct identified asset;

•	Whether we obtain the right to obtain substantially all the economic benefits from the use of the asset throughout the period; and

•	Whether we have a right to direct the use of the asset.

Right-of-use (“ROU”) assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make minimum lease payments arising from the lease. A ROU asset is initially measured at an amount which represents the lease liability, plus any initial direct costs incurred and less any lease incentives received. The lease liability is initially measured at lease commencement date based on the present value of minimum lease payments over the lease term. The lease term may include options to extend or terminate when it is reasonably certain that we will exercise the option. We have lease agreements with lease and non-lease components, and the non-lease components are generally accounted for separately and not included in our leased assets and corresponding liabilities.

The depreciable life of assets and leasehold improvements are limited by the expected lease term unless there is a transfer of title or purchase option reasonably certain of exercise. Payments related to short-term leases are expensed on a straight-line basis over the lease term and reflected as a component of lease cost within our consolidated statements of operations. Lease payments generally consist of fixed amounts, as well as variable amounts based on a market rate or an index which are not material to our consolidated lease cost. Our leases do not contain significant terms and conditions for variable lease payments.

When available, we use the rate implicit in the lease to discount lease payments to present value; however, most of our leases do not provide a readily determinable implicit rate. Therefore, we estimate our incremental borrowing rate to discount the lease payments based on information available at lease commencement. For leases which commenced prior to our adoption of ASU No. 2016-02, Leases, and all related updates (collectively, “ASC Topic 842”), we estimated our incremental borrowing rate as of adoption date based on our credit rating, current economic conditions, and collateralized borrowing.

Discontinued Operations

We review the presentation of planned business dispositions in our audited consolidated financial statements based on the available information and events that have occurred. The review consists of evaluating whether the business meets the definition of a component for which the operations and cash flows are clearly distinguishable from the other components of the business, and if so, whether it is anticipated that after the disposal the cash flows of the component would be eliminated from continuing operations and whether the disposition represents a strategic shift that has a major effect on operations and financial results. In addition, we evaluate whether the business has met the criteria as a business held for sale. In order for a planned disposition to be classified as a business held for sale, the established criteria must be met as of the reporting date, including an active program to market the business and the expected disposition of the business within one year.

Planned business dispositions are presented as discontinued operations when all the criteria described above are met. For those divestitures that qualify as discontinued operations, all comparative periods presented are reclassified in our audited consolidated balance sheet balance sheets. Additionally, the results of operations of a discontinued operation are reclassified to income from discontinued operations, net of tax, for all periods presented in our audited consolidated statements of operations statements of operations. Results of discontinued operations include all revenues and expenses directly derived from such businesses; general corporate overhead is not allocated to discontinued operations.

Recent Accounting Pronouncements

Refer to Note 2 in our audited consolidated financial statements included elsewhere in this Form 8-K for information about recent accounting pronouncements.